Exhibit 10.1


                    SEPARATION AGREEMENT AND GENERAL RELEASE



     This Separation Agreement and General Release (this "Agreement") is entered into this 29th day of June, 2006 by and between (i) Robert G. Cocks, Jr. ("Executive"), and (ii) Putnam Savings Bank (the "Bank"). In this Agreement, the "Bank" shall at all times include any and all related entities, corporations, partnerships and subsidiaries of the Bank, as well as their respective current and former directors, officers, trustees, partners, employees, successors in interest, representatives and agents, both in their representative and individual capacities.

     WHEREAS, the Bank and Executive mutually agree that Executive's employment with the Bank will terminate on the Effective Date of this Agreement set forth in Section 10 hereof; and

     WHEREAS, the parties desire to resolve any and all differences or disputes between the parties that presently exist or may arise in the future regarding the Executive's employment with the Bank and separation from employment with the Bank; and

     WHEREAS, the Bank and Executive agree that the terms of this Agreement shall supersede all prior agreements between the Bank and Executive.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Bank and Executive agree as follows:

1. Resignations/Severance Pay.

     (a) Executive agrees to resign from all of his positions as an employee, officer and/or director of (i) the Bank; (ii) PSB Holdings, Inc., a federally chartered stock holding company of the Bank, which owns 100% of the common stock of the Bank; (iii) Putnam Bancorp, MHC, a federally chartered mutual holding company which owns a majority of the outstanding shares of common stock of PSB Holdings, Inc.; (iv) Putnam Savings Foundation, a Delaware non-stock corporation; and (v) any affiliate of the Bank. Said resignation letter is confirmed by letter from Executive and is attached as Exhibit A.

     (b) In consideration of Executive's execution of this Agreement and performance of Executive's obligations hereunder, the Bank agrees to continue to pay Executive his current annual salary" of One Hundred Fifty-Five Thousand Nine Hundred Twenty-Five Dollars ($155,925.00) for a period of six (6) months (i.e., SEVENTY-SEVEN THOUSAND NINE HUNDRED SIXTY-TWO DOLLARS AND FIFTY CENTS ($77,962.50) in thirteen (13) bi-weekly installments of FIVE THOUSAND NINE HUNDRED NINETY SEVEN DOLLARS AND TWELVE CENTS ($5,997.12) following the Effective Date, provided, however, that such amount shall be reduced for appropriate taxes and deductions (hereinafter referred to as the "Severance
Pay").  The  Severance  Pay shall be paid to  Executive  bi-weekly on the Bank's

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normal  payroll  schedule.  In  addition,  the Bank  agrees not to  contest  any application Executive may make for unemployment compensation. The Severance Pay is being offered to Executive solely in exchange for his promise to be bound by the terms of this Agreement and is above and beyond what he would otherwise be entitled to receive from the Bank due to his termination of employment.

     2. Health Insurance. The Bank agrees to provide Executive for a six (6) month period following the execution of this Agreement with the same health insurance benefits on the same terms and conditions as such benefits were provided at the time of Executive's separation from employment, provided, however, should Executive become eligible for health insurance benefits through another employer, the Bank's obligation will cease. Following the six (6) month period, Executive shall be entitled to receive continued health insurance coverage at his expense, under applicable state and/or federal "COBRA" laws. All other employee benefits shall cease as of the Effective Date of this Agreement.

     3. Post-Termination Obligations

     (a) General. All payments under this Agreement shall be subject to Executive's compliance with this Section 3.

     (b) Litigation Cooperation. Executive shall, upon reasonable notice, for six (6) months following the execution of this Agreement, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which the Bank or any of its subsidiaries or affiliates is, or may become, a party.

     (c) Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and its affiliates, as such activities may exist from time to time, is a valuable, special and unique asset of the Bank and its affiliates. Accordingly, Executive will not, for a one (1) year period following the Effective Date of this Agreement, disclose any knowledge of the past, present, planned or considered business activities of the Bank and its affiliates to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any regulatory agency with jurisdiction over the Bank). Notwithstanding the foregoing, Executive may disclose any knowledge of general banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank which is otherwise publicly available or which he is otherwise legally required to disclose.

     (d) Non-Compete. Executive agrees not to compete with the Bank or any of its affiliates for a period of six (6) months following the Effective Date of this Agreement in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the Effective Date of this Agreement, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto agree, recognizing that irreparable injury will result to the Bank, its business and property in the

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event Executive breaches this Section 3(d), that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available to it, to an injunction to restrain the violation hereof by Executive, his partners, agents, servants, employers, employees and all persons acting for or with him. Executive represents and admits that his experience and capabilities are such that he can obtain employment with a bank outside the scope of the geographic limitations of this provision and/or in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

     (e) Non-Solicitation. Executive further agrees that he will not, in any manner whatsoever, for a period of six (6) months following the Effective Date of this Agreement, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant, or in any other relationship or capacity with any person, firm, corporation or other business entity, either directly or indirectly, solicit or induce or aid in the solicitation or inducement of any employees of the Bank to leave their employment with the Bank. Executive further agrees that he will not, in any manner whatsoever, for a period of six (6) months following the Effective Date of this Agreement, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant or in any other relationship or capacity with any person, firm, corporation or other business entity, either directly or indirectly, solicit the business of any customers or clients of the Bank.

     (f) Non-Disparagement. Executive and the Bank agree that they will not engage in any conduct or activity which is either intended to or could reasonably be expected to harm each other in the operation of their business. Each party agrees that it/he will not take any action, legal or otherwise, which might embarrass, harass, or adversely affect the other or which might in any way work to the detriment of the other, whether directly or indirectly. In particular and by way of illustration not limitation, each party agrees that it/he will not directly or indirectly contact customers or any entity that has a business relationship with the other, in order to disparage the good morale or business reputation or business practices of the other party or any of such party's current and former officers, directors, managers or employees.

     (g) Return of Property. Immediately upon the Effective Date of this Agreement, Executive shall return to the Bank all of the Bank's property, including, but not limited to, computers, keys, cell phones, credit cards and other tangible property, as well as all original or copies of records, notes, reports, proposals, lists, correspondence, materials or other documents.

     4. Mutual Release.

     (a) Release of the Bank by Executive; Agreement Not to Sue. In exchange for the Severance Pay to which Executive would not otherwise be entitled, Executive, on behalf of himself, his heirs and assigns, irrevocably and unconditionally releases the Bank from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, rights of contribution and/or indemnification, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, jointly and individually, that he

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has had now has or may  have,  based  on any  and  all  aspects  of  Executive's employment with the Bank or his separation from that employment through the effective date of this Agreement, including, but not limited to: any and all claims for breach of express or implied contract or covenant of good faith and fair dealing (whether written or oral), all claims for retaliation or violation of public policy, breach of promise, detrimental reliance or tort (e.g., intentional infliction of emotional distress, defamation, wrongful termination, interference with contractual or advantageous relationship, etc.), whether based on common law or otherwise; all claims arising under Title VII of the Civil
Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on Executive's behalf by others or any other federal, state or local laws or regulations relating to employment or benefits associated with employment. The
foregoing   list  is   meant  to  be   illustrative   rather   than   inclusive.
Notwithstanding the above, it is understood that Executive does not waive any rights he may have to vested benefits under any retirement or employee welfare plan that may be due him upon his separation from the Bank. Executive does not release Workers Compensation claims he may have against Bank or its insurer, except that Executive specifically releases all claims under Connecticut General Statutes ss. 31-290a. This Agreement, however, does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission, although Executive waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of him under any federal or state discrimination law, except where otherwise prohibited by law.

Executive waives the rights and claims set forth above, and he also agrees not to institute, or have instituted, a lawsuit or claim against the Bank based on any such claims or rights.

     EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT AND RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT HE MAY NOW HAVE AGAINST THE BANK BUT THAT IT DOES NOT RELEASE ANY CLAIMS BY EXECUTIVE RELATING TO EVENTS THAT MAY OCCUR AFTER THE DATE OF THIS AGREEMENT.

     (b) Release of Executive by the Bank. The Bank, its past, present or future parent, affiliated, related and/or subsidiary entities and their predecessors and successors and assigns, and the past, present, or future directors, shareholders, officers, employees, agents, attorneys and representatives of such entities, do hereby forever release and discharge Executive, his heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, and assigns from any and all claims, debts, demands, accounts, judgments, rights, causes of action, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys fees and costs) (hereinafter collectively referred to as "claims"), whether in law or in equity and whether or not known, asserted, or suspected which the Bank has against Executive from the beginning of time up to and including the date of the execution of this Agreement. Employer agrees to indemnify Executive from all claims against Executive by a third-party where the alleged damages arise out of an alleged act or omission occurring in the performance of Executive's duties and responsibilities as an employee with

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Employer  provided  said acts arose while  Executive was acting within the scope and course of employment and did not involve fraudulent or criminal conduct.

     5. Adequate Consideration. Executive and the Bank agree that the Severance Pay constitutes adequate and ample consideration for the rights and claims that Executive is waiving under this Agreement. Executive further agrees that the Severance Pay shall be in lieu of any other compensation or benefits to which Executive may be entitled or may claim to be entitled except as specified herein.

     6. Confidentiality of this Agreement. Except such disclosure that is required by federal or state law or by court order, the parties understands and agrees that this Agreement is a confidential document, except to the extent that this Agreement may be required to be filed with any regulatory agency under applicable federal laws and regulations. Accordingly, The parties agrees that they will not disclose, publicize, or disseminate, or cause to be disclosed published, or disseminated in any manner the terms, conditions, or contents of this Agreement, or the circumstances related thereto, with any other person except for confidential disclosures or discussions, with their attorneys and/or accountants, spouse, if any, unless such disclosure is made for the purposes of violating the intent of this provision. The parties may disclose information relating to the terms and conditions of this Agreement to the extent required to enforce his respective rights and obligations under this Agreement.

     7. Binding Arbitration. In the event that either party institutes legal proceedings to enforce the terms of this Agreement, it is specifically understood and agreed that such a claim shall be submitted to final and binding arbitration in the State of Connecticut pursuant to the rules of the American Arbitration Association, and that the prevailing party shall recover its costs and reasonable attorney's fees incurred in such arbitration proceeding.

     8. Non-Admission of Liability. Each party acknowledges that the other is entering into this Agreement voluntarily to end their relationship in a professional manner, and that in making this Agreement, neither party admits that it has done anything wrong to the other.

     9. Amendment and Termination. Executive and the Bank agree that this Agreement cannot be amended or terminated except by a writing executed by both of the parties hereto or their respective administrators, trustees, personal representatives, and successors.

     10. Effective Date. As used in this Agreement, the term "effective date of this Agreement" shall mean the date on which the seven day revocation period as described in the Acknowledgement Section of this Agreement has expired.

     11. Miscellaneous.

     (a) Severability. If any provision of this Agreement, or any part of any provision of this Agreement, is found to be invalid by a court of competent jurisdiction, such determination shall not affect the validity of any other provision, or part thereof, of this Agreement.

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     (b)  Governing  Law.  The  parties  further  agree that this  Agreement  is governed by the laws of the State of Connecticut.

     (c) Entire Agreement. The Bank and Executive agree that this Agreement constitutes their entire final understanding and agreement with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements, or representations concerning all matters directly, indirectly, or collaterally related to the subject matter of this Agreement.

     (d) Notices. All notices, demands, consents or approvals required or provided for hereunder shall be given by certified or registered mail, return receipt requested, or by Federal Express or other overnight courier service addressed to the parties at the addresses listed below:


           EXECUTIVE                 Robert G. Cocks, Jr.
                                     65 Senexet Village Road
                                     Woodstock, CT 06281


      BANK Thomas Borner
                                     Chief Executive Officer
                                     Putnam Savings Bank
                                     155 Providence Street
                                     Putnam, CT 06260


     (e) Headings. The section captions used in this Agreement are included solely for convenience and shall not effect or be used in conjunction with the interpretation of this Agreement.

     (f) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one in the same instrument.

     (g) Executive's Beneficiary. Bank acknowledges and agrees that the payments set forth in Section 1(b) hereof shall be made to Executive notwithstanding his employment by a third party, his death or his disability. In the event of Executive's death, the benefits conferred hereunder shall inure to the benefit of the Executive's estate.

     12. Acknowledgements.

     Executive and Bank each represent and warrant that no person other than the signatories hereto had or has any interest in the matters referred to or covered by this Agreement; that each of them has the sole right and exclusive authority

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to execute this Agreement;  and that they have not sold, assigned,  transferred, conveyed, or otherwise disposed of any claim or demand relating to any matter covered by this Agreement.

     EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT AND AGREES THAT THE BANK HAS NOT MADE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN. EXECUTIVE ALSO ACKOWLEDGES THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOSING REGARDING THE TERMS OF THIS AGREEMENT; THAT HE HAS BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THE TERMS OF THIS AGREEMENT, AND THAT HE SIGNS THIS AGREEMENT BEFORE THE TWENTY-ONE DAY PERIOD, HE DOES SO KNOWINGLY AND VOLUNTARILY. EXECUTIVE ALSO ACKNOWLEDGES THAT HE ENTERS INTO THIS AGREEMENT VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE, AND WITHOUT PRESSURE OR COERCION. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS HAD SUFFICIENT TIME TO CONSIDER THIS AGREEMENT AND CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

     EXECUTIVE ALSO ACKNOWLEDGES THAT HE MAY REVOKE THIS AGREEMENT WITHIN SEVEN DAYS FOLLOWING HIS SIGNATURE ON THIS AGREEMENT BY DELIVERING WRITTEN NOTIFICATION OF SUCH REVOCATION TO THOMAS BORNER, CHIEF EXECUTIVE OFFICER OF THE BANK. SAID REVOCATION IS NOT EFFECTIVE UNLESS IT IS RECEIVED BY MR. BORNER
DURING THE 7-DAY PERIOD. THIS AGREEMENT BECOMES EFFECTIVE ON THE EIGHTH DAY AFTER EXECUTIVE SIGNS THIS AGREEMENT.

     IN WITNESS WHEREOF, the Bank and Executive have executed this Agreement.

                                             PUTNAM SAVINGS BANK




Date: July 6, 2006                           By: /s/Thomas A. Borner
                                                 -------------------
                                             Thomas A. Borner,
                                             Chief Executive Officer


                                             EXECUTIVE



Date: June 29, 2006                          By: /s/Robert G. Cocks, Jr.
                                                 -----------------------
                                             Robert G. Cocks, Jr.

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STATE OF CONNECTICUT                 )
                                             ) ss.
COUNTY OF NEW LONDON                 )

     On this 29th day of June, 2006, before me personally appeared Robert G. Cocks, Jr., known to me to be the person whose name is subscribed to the within instrument who acknowledged that he executed the same for the purposes therein contained as his free act and deed.

                           /s/______________________________


                             Notary Public
                             My Commission Expires:


STATE OF CONNECTICUT                        )
                                            ) ss.
COUNTY OF WINDHAM)

     On this 6th day of July, 2006, before me the undersigned officer, personally appeared Thomas A. Borner, who acknowledged himself to be the Chief Executive Officer of Putnam Savings Bank, and that he, being duly authorized so to do, executed the foregoing Instrument for the purposes therein contained, by signing the name of said Bank by himself as his free act and deed.



                                            ____/s/_____________________________

                                            Commissioner of the Superior Court
                                            Notary Public
                                            My Commission Expires: